Exhibit 10.10
EXECUTION COPY

MULTICURRENCY — CROSS BORDER SCHEDULE
to the Master Agreement
between
MERRILL LYNCH CAPITAL SERVICES, INC.,
(“Party A”)
and
CENTERLINE GUARANTEED HOLDINGS LLC,
(“Party B”)
Dated as of March 5, 2010

I.
TERMINATION PROVISIONS
In this Agreement:
A.	“Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v),	Not Applicable
Section 5(a)(vi),	Not Applicable
Section 5(a)(vii),	Not Applicable
Section 5(b)(iv),	Not Applicable
in relation to Party B for the purpose of:

Section 5(a)(v),	Not Applicable
Section 5(a)(vi),	Not Applicable
Section 5(a)(vii),	Not Applicable
Section 5(b)(iv),	Not Applicable
B.
“Specified Transaction” will have the meaning specified in Section 14 of this Agreement. No change from Section 14, other than the definition of “Specified Transaction” shall expressly include any Transaction or Confirmation entered into between Party A and Party B under this Agreement, including without limitation the Transactions and Confirmations specified on Schedule I to that certain Transaction Assignment Agreement, dated as of even date herewith, among Party A, Party B and Centerline Capital Group, Inc.

C.	The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and Party B.
If such provisions apply:
“Specified Indebtedness” will have the meaning specified in Section 14 of this Agreement unless another meaning is specified here: No change from Section 14.
“Threshold Amount” means, in respect of Party A, U.S. $100,000,000 or its equivalent in other currencies, and in respect of Party B, U.S. $0 or its equivalent in other currencies.
D.	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will apply to Party A and Party B.
E.	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A or Party B.
F.	“Payments on Early Termination.” In lieu of any payments that would otherwise be due under Section 6(e) of the Agreement, if any Early Termination Date occurs with respect to any Confirmation, Party B shall be deemed required to pay under Section 6(e) of the Agreement Party A’s Loss as determined by Party A as a result of the termination of such Confirmation.
G.	“Termination Currency” means United States Dollars.
H.
“Additional Termination Events.” The following shall constitute Additional Termination Events pursuant to Section 5(b)(v): With respect to any Confirmation, any Additional Termination Event as defined in said Confirmation.

II.
TAX REPRESENTATIONS
A.	Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:
It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.
B.	Payee Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B will make the following representations specified below:
(i)
Party A: Party A is a corporation created and existing under the laws of the State of Delaware. Party A is a U.S. person within the meaning of Section 7701 of the Internal Revenue Code and its U.S. employer identification number is 13-3227875.

(ii)
Party B: Party B is a limited liability company created and existing under the laws of the State of Delaware. Party B is a U.S. person within the meaning of Section 7701 of the Internal Revenue Code and its U.S. employer identification number is 27-1991375.

III.
DOCUMENTS TO BE DELIVERED
For the purposes of Section 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents as applicable:
1.	Tax forms, documents or certificates to be delivered are:
Each party agrees to deliver to the other party, upon reasonable demand by such other party, any tax form that may be required or reasonably requested in writing in order to allow such other party to make a payment under this Agreement (or under any Credit Support Document) without any deduction or withholding for or on account of any tax imposed by any government or other taxing authority in respect of any such payment (other than a stamp, registration, documentation or similar tax), or with such deduction or withholding at a reduced rate, which form shall be correct, complete and duly executed.

2.	Other Documents to be delivered are:

Party Required			Covered by
to Deliver	Form/Document/	Date by which to	Section 3(d)
Document	Certificate	be Delivered	Representation
Party A/Party B	Annual audited and quarterly unaudited financial statements (or in the case of Party A, of its Credit Support Provider and in the case of Party B, of itself and any Credit Support Provider) prepared in accordance with generally accepted accounting principles in the country in which the party (or its Credit Support Provider as applicable) is organized; in addition, Party B shall provide Party A notice of any Monetary Liability Collateral Trigger Event and, after the expiration of any applicable notice and cure period, notice of any default with respect to any debt which is secured by the Properties (the “Subject Debt”) which would give any person or entity the right to foreclose, and shall, promptly upon request, provide such other information as Party A may reasonably request, including, but not limited to, any information necessary for Party A to calculate Exposure, any Independent Amount and/or Monetary Liability under this Agreement. Provided, however, that Party B shall not be required to provide such audited financial statements if Party A does not approve payment for the expense of delivering those statements.	Promptly after request (except with respect to notices of the occurrence of any Monetary Liability Collateral Trigger Event or any default on the Subject Debt which would give any Person or entity the right to foreclosure, as to which Party B shall give Party A notice within five (5) business days (or, except with respect to any Monetary Liability Collateral Trigger Event, if a notice and right to cure period is applicable, within five (5) business days of the expiration of such notice and cure period). Provided that financial statements shall have been deemed delivered hereunder to the extent publicly available.	Yes.

Party Required			Covered by
to Deliver	Form/Document/	Date by which to	Section 3(d)
Document	Certificate	be Delivered	Representation
Party A/Party B	A duly executed copy of any Credit Support Document.	Concurrently with the execution of this Agreement, or if set forth in any Confirmation, concurrently with the delivery of such Confirmation provided, however the Account Agreements shall be delivered no later than March 19, 2010.	No.

Party A/Party B	A certificate of an authorized officer for such party and any Credit Support Provider of such party certifying the authority, names and true signatures of the officers signing this Agreement, each Confirmation and any Credit Support Document, reasonably satisfactory in form and substance to the other party, and, as applicable, certified copies of any applicable resolution(s) or other documents authorizing the execution and delivery of this Agreement as reasonably satisfactory in form and substance to the other party.	Concurrently with the execution of this Agreement, and, if a Confirmation so requires it on or before the date set forth therein.	Yes.

Party B	Opinion of outside counsel as to due authorization, execution and delivery and enforceability of this Agreement (including the Schedule, any Confirmations executed on the date hereof and any Credit Support Documents) in form and substance acceptable to Party A.	Concurrently with the execution of this Agreement.	No.

IV.
MISCELLANEOUS
A.	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:
Address for notices or communications to Party A:

Address:	Merrill Lynch World Headquarters
4 World Financial Center, 11th Floor
250 Vesey Street
New York, New York 10080
Attention: Municipal Capital Markets
Facsimile: (917) 778-0836
Telephone: (212) 449-7403

(For all purposes)

With a copy to:	GMI Counsel
Merrill Lynch World Headquarters
4 World Financial Center, 12th Floor
New York, New York 10080
Attention: Swap Group
Facsimile: (212) 449-6993
(For all notices pursuant to Sections 5, 6 and 7 of this Agreement as well as any changes to Party B’s address, telephone number or facsimile number)
Address for notices or communications to Party B:

Centerline Guaranteed Holdings LLC]
625 Madison Avenue, 5th Floor
New York, New York 10022
Attention: Andrew Weil, Executive Director
Facsimile: (212) 751-3543
Telephone: (212) 521-6394
B.	Process Agent. For the purpose of Section 13(c):
Party A appoints as its Process Agent: Not Applicable
Party B appoints as its Process Agent: Not Applicable
C.	Offices. The provisions of Section 10(a) will apply to this Agreement.
D.	Multibranch Party. For the purpose of Section 10(c) of this Agreement:
Party A is not a Multibranch Party.

Party B is not a Multibranch Party.
E.	Calculation Agent. The Calculation Agent is Party A, unless otherwise specified in a Confirmation in relation to the relevant Transaction.
F.	Credit Support Document. Details of any Credit Support Document:

Party A:	None.

Party B:	(i) that certain Credit Support Annex to the Schedule to this Master Agreement, as amended, restated and/or supplemented from time to time;

(ii) that certain (a) Pledge and Security Agreement (All Assets), dated as of even date herewith, between Party A and Party B; (b) Assignment, Pledge and Security Agreement, dated as of even date herewith, between Party A and Centerline Affordable Housing LLC (“CAHA”); (c) Assignment, Pledge and Security Agreement, dated as of even date herewith, among Party A and Centerline Guaranteed Manager II LLC (“Guaranteed Manager”); and (d) Assignment, Pledge and Security Agreement, dated as of even date herewith, among Party A, CAHA and Guaranteed Manager (the foregoing, collectively, as amended, restated and/or supplemented from time to time, the “Pledge Agreements”);

(iii) that certain (a) Cash Management Agreement, dated as of the date hereof, between Party A, Party B and Guaranteed Manager; (b) Deposit Account Control Agreement, dated as of even date herewith, among Party A, Party B and Wachovia Bank, National Association; (c) Deposit Account Control Agreement, dated of even date herewith, among Party A, Guaranteed Manager and Wachovia Bank, National Association and any other account control agreements securing Party B’s obligations hereunder (the foregoing, collectively, as amended, restated and/or supplemented from time to time, the “Account Agreements”);

(iv) Guaranty of Centerline Holding Company (“Guarantor”), as reaffirmed on the date hereof by virtue of that certain Reaffirmation of Guarantee; provided, however, the obligations of the Guarantor thereunder shall be limited as described therein; and

(iv) any other documents evidencing, securing and/or guaranteeing Party B’s obligations under the Agreement.
G.	Credit Support Provider.
1.	“Credit Support Provider” means in relation to Party A, None.

2.	“Credit Support Provider” means in relation to Party B, the Guarantor and any obligor, assignor, or pledgor under any Credit Support Document securing Party B’s obligations under the Agreement.
H.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.
I.	Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply, unless one party provides at least fifteen days’ prior notice to the other that subparagraph (ii) will not apply.
J.	“Affiliate” will have the meaning specified in Section 14 of this Agreement.
V.
OTHER PROVISIONS
A.	Financial Statements. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period:
“or, in the case of financial statements, a fair presentation of the financial condition of the relevant party”
B.	Additional Representations. For purposes of Section 3, the following shall be added, immediately following paragraph (f) thereto:
(g) It is an “eligible contract participant” within the meaning of the United States Commodity Exchange Act.
(h) It has entered into this Agreement (including each Transaction evidenced hereby) in conjunction with its line of business (including financial intermediation services) or the financing of its business.
(i) It is entering into this Agreement, any Credit Support Document to which it is a party, each Transaction and any other documentation relating to this Agreement or any Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).
(j) Each party represents that the individuals executing and delivering this Agreement and any other documentation (including any Credit Support Document) relating to this Agreement on behalf of such party or to secure such party’s obligation hereunder are duly empowered and authorized to do so, and such individuals have duly executed and delivered this Agreement and any such other documentation.
(k) There are no other documents or agreements relating to any Guaranteed Partnership Agreement except for the Amended and Restated Master Participation Agreement dated September 24, 2003 and the Original Master

Participation Agreement referred to therein (collectively and individually, as applicable, as amended, restated and/or supplemented from time to time, the “Participation Agreement”) other than those described therein each of which have been assumed by Party B and terminated as of the date hereof. Party A as a third party beneficiary of the Participation Agreement hereby consents to such assumption and termination. In addition, Party A hereby acknowledges the termination of the assignments of interests relating to the Participation Agreement.
In addition, the parties each represent (which representations will be deemed to be repeated on each date on which a Transaction is entered into) that:
(j) Non-Reliance. Each party represents to the other party (which representation will be deemed to be repeated by each party on each date on which a Transaction is entered into or amended, extended or otherwise modified) that it is acting for its own account, and has made its own independent decisions to enter into this Agreement and any Transaction hereunder and as to whether this Agreement and any Transaction hereunder is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement or any Transaction hereunder, it being understood that information and explanations related to the terms and conditions of this Agreement and any Transaction hereunder shall not be considered investment advice or a recommendation to enter into this Agreement or any Transaction hereunder. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of any Transaction hereunder.
C.
Transfer. Notwithstanding the provisions of Section 7 of this Agreement, Party A may assign and delegate, in whole but not in part, its rights and obligations under this Agreement without the consent of Party B to any wholly-owned corporate subsidiary of Merrill Lynch & Co., Inc. (“ML&Co.”) organized in the United States of America, provided that no Event of Default or Termination Event shall be occurring with respect to such wholly-owned subsidiary as result of such transfer. Further, Party A may assign and delegate any of its rights and obligations under this Agreement with notice to Party B (and, in the event such assignment is prior to the True-Up Adjustment Date as defined in any applicable Guaranteed Partnership Agreement or made to one of Party B’s competitors (with competitors being limited to those entities which are engaged in the syndication of Tax Credits as defined in the applicable Guaranteed Partnership Agreements) as reasonably determined in good faith by Party A, with the prior written consent of Party B, which consent shall not be unreasonably withheld or delayed; provided, however, such consent of Party B will not be required if the proposed transfer is based on Party A’s reasonable, good faith determination that such transfer is necessitated by legal or regulatory requirements and there is no non-competitor to which Party A can make such an assignment on commercially reasonable terms) to any party assuming, either directly or indirectly, Party A’s rights and obligations under any applicable IRFA pursuant to the terms thereof. Any transfer permitted by the foregoing will not constitute an event described in Section 5(a)(viii) or 5(b)(iv). In the event that a court of law makes a final non-appealable determination that Party A impermissibly assigned this Agreement to a competitor of Party B as defined above, without Party B’s consent, Party A shall be obligated to pay the legal fees incurred by Party B in connection with Party B’s claim of impermissible assignment.
D.	Method of Notice. Section 12(a)(ii) of the Master Agreement is deleted in its entirety.
E.	Jurisdiction.
(a) Section 13(b)(i) of the Master Agreement is amended to read in its entirety as follows:
“(i) submits to the jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, which submission shall be exclusive unless none of such courts has lawful jurisdiction over such Proceedings;” and
(b) the final paragraph of Section 13(b) of the Agreement is hereby deleted.
F.	Set-Off.
(a) Without affecting the provisions of this Agreement requiring the calculation of certain net payment amounts, all payments under this Agreement will be made without setoff or counterclaim; provided, however, that in addition to any rights of setoff a party may have as a matter of law or otherwise, upon the designation or deemed designation of any Early Termination Date, the non-Defaulting Party or non-Affected Party (in either case, “X”) may without prior notice set off any sum or obligation (whether or not arising under this Agreement, whether matured or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) owed or due by the Defaulting Party or Affected Party (in either case, “Y”) to X against any sum or obligation (whether or not arising under this Agreement, whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) owed or due by X or any Affiliate of X to Y.
(b) For the purpose of cross-currency set-off, X may convert any obligation to another currency at a market rate determined by X.
(c) If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.
G.
Escrow. If by reason of the time difference between the cities in which payments are to be made, it is not possible for simultaneous payments to be made on any date on which both parties are required to make payments hereunder, either party may at its option and in its sole discretion notify the other party that payments on that date are to be made in escrow. In this case deposit of the payment due earlier on that date shall be made by 2:00 p.m. (local time at the place for the earlier payment) on that date with an escrow agent selected by the notifying party, accompanied by irrevocable payment instruction (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it in escrow. The party that elects to have payments made in escrow shall pay the costs of the escrow arrangements and shall cause those arrangements to provide that the intended recipient of the payment due to be deposited first shall be entitled to interest on that deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office where it holds that deposited payment (at 11:00 a.m. local time on that day) if that payment is not released by 5:00 p.m. local time on the date it is deposited for any reason other than the intended recipient’s failure to make the escrow deposit it is required to make hereunder in a timely fashion. The escrow agent selected shall be a banking institution mutually acceptable to Party A and Party B.
H.	Consent to Recording. The parties agree that each may electronically record all telephonic conversations between marketing and trading personnel in connection with this Agreement.
I.	Representations. Section 3(a)(iii) is hereby amended by inserting the words “or investment policies, or guidelines, procedures, or restrictions” immediately following the word “documents.”
J.
Recharacterization. The Parties intend that each Confirmation and each of the Transactions as defined therein be treated as a swap transaction under the ISDA Master Agreement. In the event that, notwithstanding the intention of the parties, any of the Confirmations is recharacterized as a commercial loan, Party B hereby grants to Party A a first lien on and security interest in all of the Collateral described in the Pledge Agreements and the Collateral or the Collateral Account Funds described in any of the applicable Account Agreements and the proceeds thereof as security for the repayment of such commercial loan.

K.
WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.

L.	ADDITIONAL COVENANTS OF PARTY B.
1.	With respect to each IRFA (as defined in the Confirmations; collectively, all Confirmations relating to any IRFA, shall be referred to as the “Back-to-Back

Confirm”), prior to the True-Up Adjustment Date (as defined in the applicable Guaranteed Partnership Agreement), Party B shall deliver to Party A a certificate containing a statement as to whether Party B is aware of the occurrence of any Monetary Liability Collateral Trigger Event (as defined in the Credit Support Annex) and containing True-Up Adjustment calculations substantially similar to the True-Up Projections to be delivered in connection with the True-Up Adjustment Date in form and substance as may reasonably be required by Party A within 60 days after the end of each calendar quarter. Such calculations shall be certified by Reznick Group LLP, or any other firm of independent certified public accountants acceptable to Party A (collectively, “Reznick”) annually on or before July 1 (but only need to be certified by Reznick once a year). Promptly after the True-Up Adjustment Date Party B shall deliver a copy of the calculations made by Reznick in determining the True-Up Adjustment. Following the True-Up Adjustment Date, annually on or before each July 1, Party B shall cause Reznick to deliver to Party A a certified calculation of the actual and currently projected Internal Rate of Return (as defined in the Guaranteed Partnership Agreement) to the Limited Partners in form and substance as may reasonably be required by Party A to enable Party A to determine whether any Monetary Liability (as defined in the Credit Support Annex) may exist as a result thereof.
2.
On or prior to July 1 of each year, Party B will pay Party A an annual servicing fee of $2,000 with respect to each of the Properties shown on Annex C to the Credit Support Annex; provided, however, Party B shall receive a credit against any such servicing fee to the extent Party B or its affiliates have otherwise paid amounts to Party A or its affiliates for servicing the bonds financing the applicable property.

3.
Party B will pay Party A a semi-annual fee equal to 0.2% per annum of the Notional Amount of the IRFA’s (as defined in the Confirmations), without duplication, as to which the Confirmations relate, payable semi-annually on each December 31 and June 30 in arrears, commencing on the date hereof and with the first payment due on June 30, 2010, and terminating, as accrued, upon the earlier to occur of (i) the end of the last day of the Compliance Period with respect to all of the Properties as to which the applicable IRFA relates, or (ii) until such time as Party A is no longer the obligor with respect to all the IRFAs, and Party A is satisfied that it no longer has any liability thereunder and all amounts owed to Party A under the Agreement in connection with the IRFAs have been paid in full; provided, however, that Party A shall agree to defer fifty percent (50%) of such fee until the earlier of (i) or (ii) to occur.

4.
Party B will pay Party A an assumption fee (the “Assumption Fee”) equal to $42,000,000, which shall be due upon the earlier of the termination of all Transactions hereunder (whether as the result of the Scheduled Termination Date, Early Termination Date, or otherwise), or any earlier date upon which Party A permits Party B to make distributions to any holder of equity or membership interests in Party B (collectively “the Assumption Fee Due Date”); provided, however, such Assumption Fee shall be payable in an amount up to fifty percent

(50%) of the value of any collateral securing Party B’s obligations hereunder (including the value of any assets pledged under the Pledge Agreements, including the Pledged Interests and all collateral as defined therein) which remains after payment of all amounts due hereunder on the Assumption Fee Due Date other than the Assumption Fee. The value of such collateral shall be determined by Party A.
5.
Neither the Guarantor nor Party B shall consent to any amendment or modification of any of the applicable Project Documents as defined in the Guaranteed Partnership Agreement or any Fund Agreement (as defined in each Guaranteed Partnership Agreement) without the prior written consent of Party A if such amendment could have an adverse effect on Party A.

6.
None of the Properties shall be used to secure any additional debt without the holder of such debt entering into a subordination and standstill agreement requiring Party B’s consent prior to the initiation of any foreclosure proceedings, and Party B shall not provide any such consent to initiate foreclosure proceedings without the consent of Party A; and provided that bondholder consent is required prior to the initiation of foreclosure proceedings.

7.
Party B must obtain written consent of Party A prior to the sale or transfer of any interest in Party B, CAHA, Guaranteed Manager, any interest owned or controlled by Party B in any Partnership (as defined in each Guaranteed Partnership Agreement), any interest owned or controlled by Party B in any Fund (as defined in each Guaranteed Partnership Agreement) and/or any interest owned or controlled by Party B in any Local Partnership (as defined in each Guaranteed Partnership Agreement).

8.
Party B shall not make any distributions, and shall not permit any Affiliate that is a member or partner in any Guaranteed Partnership, Fund or Local Partnership to make any distributions, other than in accordance with the terms of the Agreement and documents providing security for Party B’s obligations thereunder (including, without limitation, the Account Agreements).

9.
Party B shall not consent, and shall not permit any Affiliate that is a partner or member in any Guaranteed Partnership, Fund or Local Partnership, to consent to any sale or other transfer of a Property without Party A’s prior written consent.

10.
Party A shall have the right to cause Party B, or any Affiliate of Party B that is a partner or member in any Guaranteed Partnership, Fund or Local Partnership, to replace the manager of any Property for which collateral posted under the Credit Support Annex is used to fund debt service shortfalls or other expenses of the Property.

11.	Party B shall deliver, or caused to be delivered, to Party A copies of all servicing and asset management files, to the extent available, including accounting,

compliance (Form 8609 and first year files), and tax-related documentation, and copies of all legal documents relating to the Guaranteed Partnerships and Funds.

12.
Party B shall not consent and shall not permit any Affiliate that is a partner or member in any Guaranteed Partnership, Fund or Local Partnership, to consent or approve any termination of a deficit restoration obligation.

M.	ADDITIONAL COVENANTS OF PARTY A.
1.
Party A will not amend any IRFA without the prior written consent of Party B if said amendment could increase Party B’s obligations hereunder. In the event Party A amends any IRFA without the prior written consent of Party B and such amendment has the effect of increasing Party B’s obligations hereunder, Party B shall not be obligated hereunder for any such increased obligations resulting from such amendment.

2.
Without the consent of Party B, Party A will not consent to any of the actions which, without such consent of Party A, would constitute an Additional Termination Event under subsections (i) or (ii) of numbered Section 3 of any IRFA Confirmation.

N.	Section 9(b) of the Agreement is hereby amended by adding at the end thereof the following:
Notwithstanding the foregoing, Party B hereby agrees to execute and deliver any amendments, modifications or waivers (collectively, the “Modifications”) reasonably requested by Party A in connection with any transfer or assignment of any IRFA pursuant to the terms thereof. Party A agrees to seek payment under the applicable IRFA for all fees and costs incurred by Party B in connection with such Modifications and to the extent Party A receives payment for such fees and costs pursuant to the applicable IRFA, it shall pay such costs to Party B.
O.
Suspension of Payments and Transfers. Notwithstanding any language contained in the Agreement that may be argued should be interpreted to the contrary, including without limitation Section 2(a) of the Master Agreement and Paragraph 4 of the ISDA Credit Support Annex, Party B shall have no right to suspend any payments due under the Agreement or any Transfers due under the Credit Support Annex, for any reason.

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[Signature page to Multicurrency-Cross Border Schedule to Master Agreement]
Please confirm your agreement to be bound by the terms of the foregoing by executing the copy of this Multicurrency — Cross Border Schedule enclosed for that purpose and returning it to us.

Very truly yours, MERRILL LYNCH CAPITAL SERVICES, INC., a Delaware corporation
By:	/s/ Edward H. Curland
	Name:	Edward H. Curland
Authorized Signatory
[Signatures continued on following page]

[Signature page to Multicurrency-Cross Border Schedule to Master Agreement]

CENTERLINE GUARANTEED HOLDINGS LLC, a Delaware limited liability company
By: Centerline Capital Group Inc., its managing member

By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President